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                                                                      Exhibit 23



                        CONSENT OF INDEPENDENT AUDITORS
                               -----------------

The Board of Directors
T-Netix, Inc.

We consent to incorporation by reference in registration statements Nos. 333-88975 and 333-37240 on Form S-3 and Nos. 333-92642, 333-93819 and 333-68482
on Form S-8 of and T-Netix, Inc. and subsidiaries of our reports dated March 15, 2002, except for Note 4 which is as of April 12, 2002, relating to the consolidated balance sheets of T-Netix, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which reports appear in the 2001 annual report on Form 10-K of T-Netix, Inc. and subsidiaries.


                                                KPMG LLP


Dallas, Texas
April 12, 2002